Exhibit 10.1

THIRD AMENDMENT AND REINSTATEMENT OF PURCHASE AND SALE AGREEMENT

THIS THIRD AMENDMENT AND REINSTATEMENT OF PURCHASE AND SALE AGREEMENT (this "Amendment") is made this 1st day of September, 2022, by and between (i) BBL CURRENT OWNER, LLC, a Delaware limited liability company (“Seller”); and (ii) BROAD STREET REALTY, INC., a Delaware corporation, its nominee, designee or assignee (“Purchaser”). Seller and Purchaser are hereinafter referred to each as a “party” and collectively as the “parties”.

RECITALS

Recital 1: Seller and Purchaser entered into that certain Purchase and Sale Agreement dated December 21, 2021, as amended (collectively, the “Purchase Agreement”) for the Property (as defined in the Purchase Agreement), known as Midtown Row and located at 201-221 Monticello Avenue, Williamsburg, Virginia.

Recital 2: The Purchase Agreement has terminated by its terms, and the Purchaser and Seller desire to reinstate the Purchase Agreement pursuant to its original terms subject to the terms of this Amendment.

Recital 3: Seller and Purchaser desire to amend the terms and conditions of the Purchase Agreement on the terms and conditions more fully described herein.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Recitals. The foregoing Recitals are true and correct and are incorporated herein by this reference.

2. Reinstatement. The Purchase Agreement is hereby fully reinstated pursuant to its original terms, subject to the terms of this Amendment.

3. Purchase Price. In consideration for tenant improvement costs and leasing commissions incurred in connection with the Property after the Effective Date of the Purchase Agreement, the Purchase Price payable under the Purchase Agreement is hereby increased by ONE MILLION THREE HUNDRED THOUSAND AND NO/100 DOLLARS ($1,300,000.00) to ONE HUNDRED TWENTY-THREE MILLION THREE HUNDRED THOUSAND AND NO/100 DOLLARS ($123,300,000.00). The Purchase Price shall be paid as follows: (i) not less than $5,000,000.00 in Class A common units (“Common Units”) of limited partnership interest in Broad Street Operating Partnership, LP, a Delaware limited partnership and the operating partnership of Purchaser (“Operating Partnership”), and newly designated Series A convertible preferred units (“Preferred Units”) of limited partnership interest in the Operating Partnership with terms as summarized on Exhibit A hereto, which Common Units and Preferred Units shall have a value of $2.00 per unit for purposes of the Purchase Agreement (such amount, the “OP

Unit Consideration”); and (ii) the remainder payable in cash by federal wire transfer of immediately available funds. Not less than five (5) business days prior to the Closing, Seller shall provide written notice to Purchaser of the number of Common Units and the number of Preferred Units that shall be delivered at Closing as the OP Unit Consideration, the aggregate value of which may be more than, but in no event shall be less than, $5,000,000.00. Notwithstanding the foregoing, (i) Alexander Topchy, Michael Jacoby and Tom Yockey shall not receive cash at Closing, and shall instead receive OP Units equal to the amount of distributions they are entitled to as a result of the sale of the Property at Closing; and (ii) the other members of Midtown Row Investors, LLC, the sole member of the Seller, shall receive cash, not OP Units, as repayment for any contributions of any kind made by such members, including, but not limited to, interest due or any deferred fees owed.

The Preferred Units and Common Units to be issued hereunder at Closing shall be issued in book-entry form in the records of the transfer agent of Purchaser or in the records of the Operating Partnership.

4. Deposit Increase. Upon execution of this Amendment, the Deposit shall be increased by TWO HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($250,000.00), payable as follows: (i) ONE HUNDRED EIGHTY THREE THOUSAND FOUR HUNDRED SEVENTY SIX AND NO/100 DOLLARS ($183,476.00) in the form of the payment of a real estate tax bill for the Property, which Seller hereby acknowledges Purchaser has previously paid on Seller’s behalf; (ii) SIXTY SIX THOUSAND FIVE HUNDRED TWENTY FOUR AND NO/100 DOLLARS ($66,524.00) in cash to be delivered to Seller no more than three (3) business days after the effective date of this Amendment; and (iii) THREE HUNDRED TWENTY FOUR THOUSAND FOUR HUNDRED SIXTY EIGHT AND NO/100 DOLLARS ($324,468.00) payable in the form of a pledge of the Development Fee (as defined below) (“Pledge Deposit”). Seller, Broad Street Realty LLC (“BSR”), a subsidiary of Purchaser and Bridger Real Estate, LLC entered into a Development Agreement dated September 27, 2019, pursuant to which BSR is entitled to receive additional amounts of a development fee (the “Development Fee”). In addition, Purchaser shall provide an additional Deposit of One Million Two Hundred Fifty Thousand Dollars ($1,250,000) (“Reserve Deposit”) upon its receipt of the release of reserve funds from BIG Real Estate Finance I, LLC related to certain properties that Purchaser’s subsidiaries own (“Reserve Funds”). In the event Purchaser defaults in its obligation to close on the Property, (i) BSR’s rights to the Development Fee in the amount equal to the Pledge Deposit shall be forfeited, and (ii) if not already provided, the Reserve Deposit shall be immediately due and payable by Purchaser to Seller, regardless of whether the Reserve Funds have been actually received by Purchaser. The obligation to pay the Reserve Deposit upon receipt of the Reserve Funds or upon a termination of the Purchase Agreement for a Purchaser default (collectively, the “Guaranteed Obligations”) is hereby acknowledged to be fully guaranteed by Purchaser in accordance with Exhibit C, attached hereto and to be executed simultaneously with Purchaser’s execution of this Amendment. Notwithstanding anything to the contrary contained in the Purchase Agreement, Purchaser shall have no additional Deposit obligations, other than as provided for in this Section 4. For the avoidance of doubt, all deposits referenced herein shall be non-refundable as of the date hereof and shall be payable to Seller in the event that Purchaser for any reason fails to close on November 23, 2022.

5. Additional Costs. After the effective date of this Amendment, the Purchaser shall be responsible for (i) the costs of any tenant improvement costs or leasing commissions incurred in connection with leases entered into after the effective date hereof in accordance with the terms and provisions of the Purchase Agreement, and (ii) any costs incurred in connection with repairs and related costs as a result of the balcony water intrusion issues that remain under dispute with Seller’s contractors. To the extent such amounts are not paid directly out-of-pocket, such amounts shall be credited and paid to Seller at Closing. At Closing, Seller shall assign to Purchaser all of its rights to any insurance proceeds in connection with the matters referenced in subsection (ii) of this Section 5. In addition, at Closing Purchaser agrees to pay a .75% commission to Newmark, which is due for its services in marketing the Property to third parties.

6. Outside Closing Date. Section 12.A of the Purchase Agreement is hereby amended to provide that the Outside Closing Date shall be November 23, 2022. After the date hereof, Seller shall have the right to market the Property for sale.

7. Intentionally Deleted.

8. Representations, Warranties, and Covenants of Seller. Section 6 of the Purchase Agreement shall be amended to include the following:

“L. At the Effective Date and at the Closing, all of the representations of Purchaser set forth on Exhibit B to this Amendment shall be true and correct.”

9. Tax Treatment. The parties intend to treat the transaction for U.S. federal income tax purposes as a taxable sale to the extent of the cash consideration and as a contribution under Section 721 of the Code to the extent of the OP Unit Consideration.

10. Capitalized Terms. Capitalized terms used in this Amendment and not defined herein shall have the meaning ascribed to them under the Purchase Agreement.

11. Effective Date. The effective date of this Amendment shall be the date first above written.

12. Binding Authority. Seller and Purchaser hereby covenant each for itself, that such party has full right, power and authority to enter into this Amendment upon the terms and conditions herein set forth, and that the person signing on behalf of such party is authorized to do so.

13. Partial Invalidity. If any provision of this Amendment or the application thereof to any persons or circumstances shall to any extent be held void, unenforceable or invalid, then the remainder of this Amendment or the application of such provision to persons or circumstances other than those as to which it is held void, unenforceable or invalid shall not be affected thereby, and each provision of this Amendment shall be valid and enforced to the full extent permitted by law.

14. Full Force and Effect. Except as otherwise modified by this Amendment, the Purchase Agreement shall remain in full force and effect. In the event of any conflict between the terms of the Purchase Agreement and this Amendment, the terms of this Amendment, with respect to such modified provisions, shall govern.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Amendment under seal on the date first set forth herein.

PURCHASER:

BROAD STREET REALTY, INC.,
a Delaware corporation

By:	/s/ Michael Z. Jacoby
Name:	Michael Z. Jacoby
Title:	Manager

SELLER:

BBL CURRENT OWNERS, LLC,
a Delaware limited liability company

By:	/s/ Shane Sonneveldt
Name:	Shane Sonneveldt
Title:	Manager

Exhibit A

Summary of Preferred Units

1.
Conversion: The Preferred Units are convertible at any time, at the holder’s election, into Common Units. Beginning on the first anniversary of the issuance of the Preferred Units, Common Units may be tendered for redemption by the holder for cash or, at Purchaser’s option, shares of its common stock on a one-for-one basis.
2.
Liquidation Preference: $2.00 per unit, plus accrued and unpaid dividends.
3.
Preferred Distribution: 12.0% per annum, compounded monthly, consisting of 5.0% current pay in cash and 7.0% “PIK” rate (subject to the step up below).
a.
The PIK rate will accrue and will be paid in cash upon conversion, redemption, liquidation or dissolution.
b.
Years 2 - 5: The Preferred Distribution will increase by 1.0% (added to the PIK rate) on each of the first four anniversaries of the date of issuance.
c.
On the 5th anniversary of the date of issuance and each anniversary thereafter until the Preferred Units are redeemed or converted, the Preferred Distribution will increase by 3.0% on each such anniversary and the Preferred Distribution will be paid in cash (no PIK).
4.
Optional Redemption: The Operating Partnership will have the right to redeem all or a portion of the Preferred Units at any time for the liquidation preference ($2.00 per unit plus accrued and unpaid dividends)
5.
Ranking: Senior to Common Units with respect to rights to receive distributions and upon liquidation, dissolution or winding up of the Operating Partnership.
6.
Mandatory Conversion: Upon the listing of Purchaser’s common stock on a national securities exchange, the Preferred Units will mandatorily convert into Common Units on a one-for-one basis, subject to customary adjustments for any stock splits, stock dividends or similar transactions for Purchaser’s common stock. Any unpaid and accrued dividends will be paid in cash.

Exhibit B

Securities Law Representation

1. Registration Exemption. Seller acknowledges its understanding that the offering and issuance of the Common Units and Preferred Units to be acquired pursuant to this Agreement are intended to be exempt from registration under the Securities Act of 1933, as amended (the “Act”), and that Purchaser’s reliance on such exemption is predicated in part on the accuracy and completeness of the representations and warranties of Seller contained herein.

2. Investment. Seller is acquiring the Common Units and the Preferred Units solely for its own account for the purpose of investment and not as a nominee or agent for any other person and not with a view to, or for offer or sale in connection with, any distribution of such Common Units or Preferred Units. Seller agrees and acknowledges that it will not, directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of (each, a “Transfer”) any of the Common Units or Preferred Units, unless (i) the Transfer is pursuant to an effective registration statement under the Act and qualification or other compliance under applicable blue sky or state securities laws, (ii) counsel for Seller (which counsel shall be reasonably acceptable to Purchaser) shall have furnished Purchaser with an opinion, reasonably satisfactory in form and substance to Purchaser, to the effect that no such registration is required because of the availability of an exemption from registration under the Act, or (iii) the Transfer is otherwise permitted by the Agreement of Limited Partnership of the Operating Partnership (the “Partnership Agreement”). Notwithstanding the foregoing, no Transfer shall be made unless it is permitted under the Partnership Agreement.

3. Knowledge. Seller is knowledgeable, sophisticated and experienced in business and financial matters and fully understands the limitations on transfer imposed by applicable securities laws and as described in this Agreement. Seller is able to bear the economic risk of holding the Common Units and Preferred Units for an indefinite period and is able to afford the complete loss of its investment in the Common Units and Preferred Units; Seller has received and reviewed all information and documents provided to it by Purchaser about or pertaining to Purchaser, the business and prospects of Purchaser and the issuance of the Common Units and Preferred Units, as Seller deems necessary or desirable, and has been given the opportunity to obtain any additional information or documents and to ask questions and receive answers about such information and documents, Purchaser, the business and prospects of Purchaser and the Common Units and Preferred Units, which Seller deems necessary or desirable to evaluate the merits and risks related to its investment in the Common Units and Preferred Units.

4. Broad Street Shares. Seller acknowledges that it has been advised that: (i) the Common Units are not redeemable or exchangeable for cash or shares of common stock of Purchaser (“Broad Street Shares”) for the minimum time periods set forth in the Partnership Agreement after the date of issuance; (ii) the Common Units and Preferred Units issued pursuant to this Agreement, and any Broad Street Shares that may, at Purchaser’s election, be issued upon redemption of the Common Units in accordance with the Partnership Agreement, are “restricted securities” (unless registered in accordance with applicable U.S. securities laws) under applicable federal securities laws and may be disposed of only pursuant to an effective registration statement or an exemption therefrom and Seller understands that Purchaser has no obligation or intention to register any Common Units or Preferred Units, or any Broad Street Shares issuable upon redemption of Common Units; accordingly, Seller may have to bear indefinitely, the economic risks of an investment in the Common Units and Preferred Units; and (iii) a notation shall be made in the appropriate records of the Operating Partnership or its transfer agent indicating that the Common Units and Preferred Units (and any Broad Street Shares that may be issued, at Purchaser’s election, upon redemption of Common Units may, in certain circumstances, be exchanged or redeemed) are subject to restrictions on transfer.

5. Accredited Investors. Seller represents and warrants to Purchaser that it is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Act). Seller has previously provided Purchaser with a duly executed questionnaire in the form provided by Purchaser, regarding Seller’s status as an accredited investor (an “Accredited Investor Questionnaire”). No event or circumstance has occurred since delivery of such Accredited Investor Questionnaire to make the statements contained therein false or misleading.

Any direct or indirect member or partner of Seller that Seller designates to receive Common Units or Preferred Units in lieu of Seller receiving such Common Units or Preferred Units, shall be an accredited investor and shall execute and deliver to Purchaser (i) an Accredited Investor Questionnaire, (ii) a certificate acknowledging and making the applicable representations and warranties set forth in this Exhibit as to itself and (iii) such documents or certificates as Purchaser will require to admit such member or partner of Seller as a limited partner of the Operating Partnership, including evidence of acceptance of all of the terms and conditions of the Partnership Agreement and information required by the Operating Partnership’s transfer agent.

Exhibit C

Guaranty

(attached hereto)

IMPORTANT NOTICE

THIS INSTRUMENT CONTAINS A CONFESSION OF JUDGMENT PROVISION, WHICH CONSTITUTES A WAIVER OF IMPORTANT RIGHTS YOU MAY HAVE AS A DEBTOR AND ALLOWS THE CREDITOR TO OBTAIN A JUDGMENT AGAINST YOU WITHOUT ANY FURTHER NOTICE.

GUARANTY

In consideration of, and as a material inducement to BBL Current Owner, LLC (“Seller”) executing and delivering simultaneously herewith, in reliance upon this Guaranty, that certain Third Amendment to Purchase and Sale Agreement (“Amendment”), dated September ___, 2022 between Seller and Broad Street Realty, Inc. (the “Guarantor”), hereby unconditionally and absolutely guarantees unto Seller, its successors and assigns, the full, prompt and complete payment by Broad Street Realty, Inc. of the Guaranteed Obligations (as defined herein). The Amendment amends that certain Purchase and Sale Agreement entered into between Guarantor and Seller, dated December 21, 2021, as previously amended (collectively, the “Purchase Agreement”).

Guarantor hereby expressly waives: (a) any right of setoff, counterclaim or deduction against amounts due under this Guaranty; (b) notice of the acceptance of this Guaranty; and (c) the right to interpose all substantive and procedural defenses of the law of guaranty, indemnification and suretyship, except the defenses of prior payment or prior performance.

Guarantor under this Guaranty shall not be released by any modification or amendment to the Amendment, and in the case of any such modification, the liability of Guarantor shall be modified in accordance with the term of any such modification of the Amendment.

Guarantor shall pay Seller’s reasonable attorneys’ fees and all costs and other expenses incurred in any collection or attempted collection of this Guaranty whether or not a lawsuit is commenced. All rights and remedies of Seller under this Guaranty shall be cumulative and may be exercised singly or concurrently.

This Guaranty shall remain in full force and effect until the payment or performance of the Guaranteed Obligations and the other amounts payable under this Guaranty.

This instrument may not be changed, modified, discharged or terminated orally or in any manner other than by an agreement in writing signed by Guarantor and the Seller.

All of the terms, agreements and conditions of this Guaranty shall extend to and be binding upon Guarantor, and the heirs, executors, personal administrators, and/or successors and assigns of Guarantor.

This Guaranty shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

This Guaranty has been executed and delivered by Guarantor and constitutes the valid, binding and legal obligation of the Guarantor.

All notices under this Guaranty shall be delivered in accordance with the notice provisions of the Agreement (as defined in the Amendment).

If any provision of this Guaranty or the application thereof to any person or circumstances shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Guaranty and the application of that provision to other persons or circumstances shall not be affected but rather shall be enforced to the extent permitted by law. This Guaranty shall be construed without regard to any presumption or other rule requiring construction against the party causing this Guaranty to be drafted.

As a further inducement to Seller to enter into the Amendment and to accept this Guaranty, Guarantor hereby intentionally, knowingly and voluntarily waives any right to a trial by jury in any lawsuit, proceeding, counterclaim, or any other litigation procedure based upon, or arising out of this Guaranty. In extension of the foregoing, the Guarantor specifically consents to trial before a court respecting any such matter. Guarantor will not seek to consolidate any such action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.

Pursuant to the Amendment, Guarantor is obligated to cause the increase of the deposit under the Purchase Agreement by an additional Deposit of One Million Two Hundred Fifty Thousand Dollars ($1,250,000) (“Reserve Deposit”) upon its receipt of the release of reserve funds from BIG Real Estate Finance I, LLC related to certain properties that Guarantor’s subsidiaries own (“Reserve Funds”). In the event Guarantor defaults in its obligation to close on the Property described therein, known as Midtown Row and located at 201-221 Monticello Avenue, Williamsburg, Virginia, if not already provided, the Reserve Deposit shall be immediately due and payable by Guarantor to Seller, regardless of whether the Reserve Funds have been actually received by Guarantor. The obligation to pay the Reserve Deposit upon receipt of the Reserve Funds or upon a termination of the Purchase Agreement for a Purchaser default are collectively defined as and shall mean the “Guaranteed Obligations”.

Confession of Judgment. THE UNDERSIGNED IRREVOCABLY APPOINT SHANE SONNEVELDT AND/OR PAUL J. KIM, ANY ONE OF WHOM MAY ACT ALONE, AS THE DULY CONSTITUTED ATTORNEY-IN-FACT OF THE UNDERSIGNED WITH AUTHORITY, IN THE NAME, PLACE, AND STEAD OF THE UNDERSIGNED OR ANY OF THEM (IF MORE THAN ONE) TO CONFESS JUDGMENT IN THE OFFICE OF THE CIRCUIT COURT OF THE COUNTY OF [__________], VIRGINIA, AGAINST THE UNDERSIGNED OR ANY OF THEM (IF MORE THAN ONE), IN THE FULL AMOUNT DUE UNDER THIS NOTE AND ANY MODIFICATION, RENEWAL OR SUBSTITUTION THEREOF, WHETHER NOW OR HEREAFTER EXISTING, AND ALL COSTS OF COLLECTION (INCLUDING, BUT NOT LIMITED TO, REASONABLE ATTORNEYS’ FEES), UPON THE OCCURRENCE AND DURING THE CONTINUANCE OF ANY EVENT OF DEFAULT UNDER THIS NOTE OR ANY MODIFICATION, RENEWAL OR SUBSTITUTION THEREOF, WHETHER NOW OR HEREAFTER EXISTING. SUCH APPOINTMENT SHALL CONSTITUTE A POWER COUPLED WITH AN INTEREST AND SHALL REMAIN IN EFFECT UNTIL ANY AND ALL INDEBTEDNESS EVIDENCED BY THIS NOTE HAS BEEN PAID IN FULL. THE UNDERSIGNED IS HEREBY NOTIFIED THAT, PURSUANT TO VA CODE ANN.

8.01-435, LENDER, OR ITS SUCCESSORS AND ASSIGNS, MAY APPOINT A SUBSTITUTE ATTORNEY-IN-FACT FOR THE PURPOSES CONTAINED IN THIS PROVISION.

IN WITNESS WHEREOF, the undersigned has duly executed this Guaranty under seal as of the 1st day of September, 2022.

BROAD STREET REALTY, INC.

/s/ Michael Z. Jacoby (SEAL)
By:	Michael Z. Jacoby, President and CEO